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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PLAINS ALL AMERICAN PIPELINE, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

333 Clay Street

Houston, Texas 77002

December 7, 2004

To our Common Unitholders:

      You are cordially invited to attend a special meeting of the common unitholders of Plains All American Pipeline, L.P. to be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002 on January 20, 2005, at 10:00 a.m. local time. The board of directors (which we refer to as our board of directors) of Plains All American GP LLC, the general partner of Plains AAP, L.P., our general partner, has called the special meeting. At this important meeting, you will be asked to consider and vote upon the following matters:

1. A proposal to approve (a) a change in the terms of our Class B common units to provide that each Class B common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class B Listing Proposal”). Upon approval of this proposal, any or all of the 1,307,190 outstanding Class B common units will convert into an equal number of common units upon the request of the holder of the Class B common units.

2. A proposal to approve (a) a change in the terms of our Class C common units to provide that each Class C common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class C Listing Proposal”). Upon approval of this proposal, any or all of the 3,245,700 outstanding Class C common units will convert into an equal number of common units upon the request of a holder of the Class C common units.

3. A proposal to approve the terms of our 2005 Long-Term Incentive Plan (the “2005 LTIP”), which provides for awards of common units, options to purchase common units and other rights to our employees, officers and directors (the “2005 LTIP Proposal”).

4. Any proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

      Our board of directors unanimously recommends that the common unitholders approve the Class B Listing Proposal, the Class C Listing Proposal and the 2005 LTIP Proposal.

      We are submitting the Class B Listing Proposal to you as a result of a transaction in May of 1999 in which we acquired Scurlock Permian LLC and certain other pipeline assets from Marathon Ashland Petroleum LLC for approximately $146 million in cash and the assumption of certain liabilities (the “Scurlock Acquisition”). To partially finance the Scurlock Acquisition, we sold 1,307,190 Class B common units at $19.125 per unit to our general partner at the time, Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc. The sales price of the Class B common units was roughly equivalent to the market value of our common units as of the closing.

      We are submitting the Class C Listing Proposal to you as a result of a transaction in April of 2004 in which we acquired substantially all of the North American crude oil and pipeline operations of Link Energy LLC for approximately $268 million in cash and the assumption of certain liabilities (the “Link Acquisition”). In order to partially finance the Link Acquisition, we sold 3,245,700 Class C common units to a group of institutional investors (the “Class C Investors”) for $30.81 per unit, an approximate 6% discount to the average closing price for the 20 trading days leading up to the execution of the capital commitment. Certain of the Class C Investors are accounts under the management or control of Kayne Anderson Capital Advisors, L.P., the general partner of which is Kayne Anderson Investment Management, Inc. (“KAIM”). Mr. Robert V. Sinnott, one of our directors, is a Vice President of KAIM.

      The Class B and Class C units were both issued in connection with strategic acquisitions that were time sensitive. We chose this form of financing because it provided timely access to the requisite equity capital at prices that we believe were competitive. Alternative sources of equity could have potentially delayed the completion of the acquisitions. For example, because of our affiliation or deemed affiliation with certain of the investors (specifically, Plains All American Inc. in respect of the Class B and the KAIM affiliates in respect of the Class C), to issue common units would have required a unitholder vote under the rules of the New York Stock Exchange. In the case of the Scurlock Acquisition, any delay would have subjected the transaction to risk of competing bidders or other risks to the successful consummation of the transaction. In the case of the Link Acquisition, a quick and certain closing was absolutely critical to the transaction and the preservation of the business being acquired. In addition, management deemed the timely sale of equity in both of these transactions to be critical to preserve our financial strength and liquidity and mitigate concerns expressed by the rating agencies regarding our total level of acquisition debt. Importantly, the Class B common units and Class C common units are currently issued and outstanding and are receiving cash distributions on a pari passu basis with the common units. Thus, the conversion of the Class B common units and Class C common units contemplated by the Class B and Class C listing proposals contained herein will not result in an increase in total units outstanding.

      In each instance, the investors agreed to take Class B common units and Class C common units, as applicable, in lieu of common units, provided we would ask our common unitholders to approve making the Class B common units and Class C common units convertible into common units at a later date. We are now asking you to approve modifications to these securities to make them convertible into common units.

      In addition, we are also asking you to approve the 2005 LTIP, which was previously approved and adopted by our board of directors, subject to unitholder approval.

      Your vote is important. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the option to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. For the Class B Listing Proposal to be approved, it must have the support of a majority of the votes cast by the holders of the common units at the special meeting. For the Class C Listing Proposal to be approved, it must have the support of a majority of the votes cast by the holders of the common units at the special meeting. For the 2005 LTIP Proposal to be approved, it must have the support of a majority of the votes cast by the holders of the common units, the Class B common units and the Class C common units, voting together as one class at the special meeting. In each case, the total number of units cast on the proposal must represent a majority of the units entitled to vote on the proposal.

      We urge you to review carefully the attached proxy statement, which contains a detailed description of the proposals to be voted upon at the special meeting.

Sincerely,

GREG L. ARMSTRONG
Chairman and Chief Executive Officer
PLAINS ALL AMERICAN GP LLC

333 Clay Street
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On January 20, 2005

To our Common Unitholders:

      A special meeting of our common unitholders will be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002 on January 20, 2005, at 10:00 a.m. local time for the following purposes:

1. To consider and vote upon a proposal to approve (a) a change in the terms of our Class B common units to provide that each Class B common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

2. To consider and vote upon a proposal to approve (a) a change in the terms of our Class C common units to provide that each Class C common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

3. To consider and vote upon a proposal to approve the terms of our 2005 LTIP, which provides for awards of common units, options to purchase common units and other rights to our employees, officers and directors.

4. To consider and vote upon any proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

      We have set the close of business on November 23, 2004 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting. A list of common unitholders entitled to vote is on file at our offices located at 333 Clay Street, Houston, Texas 77002, and will be available for inspection by any common unitholder during the meeting.

      YOUR VOTE IS IMPORTANT. If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage paid return envelope. Any unitholder attending the meeting may vote in person, even though he or she has already returned a proxy card.

By Order of the Board of Directors of Plains All
American GP LLC, the general partner of Plains
AAP, L.P., the general partner of Plains All
American Pipeline, L.P.

TIM MOORE
Secretary

Houston, Texas

December 7, 2004

i

PLAINS ALL AMERICAN PIPELINE, L.P.

333 Clay Street
Houston, Texas 77002

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS

January 20, 2005

      This proxy statement contains information related to the special meeting of common unitholders of Plains All American Pipeline, L.P. (“Plains All American Pipeline”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy is first being mailed to our common unitholders on or about December 7, 2004.

QUESTIONS AND ANSWERS

      The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. For additional copies of this proxy statement or proxy cards or if you have any questions about the special meeting, contact Morrow & Company, Inc.

Q:	Who is soliciting my proxy?

A:	Plains All American GP LLC (“GP LLC”) is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. GP LLC is the general partner of our general partner, Plains AAP, L.P. (“Plains AAP”). Certain directors, officers and employees of GP LLC and Morrow & Company, Inc. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

You may obtain information regarding the special meeting

from Morrow & Co., Inc. as follows:

445 Park Avenue, 5th Floor

New York, New York 10022
(212) 754-8000
E-mail: paalp.info@morrowco.com

Banks and Brokerage Firms, please call (800) 654-2468

Unitholders, please call (800) 607-0088

Q:	When and where is the special meeting?

A:	The special meeting will be held on January 20, 2005 at 10:00 a.m. local time at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our common unitholders will act upon the following proposals:

• A proposal to approve (a) a change in the terms of our Class B common units to provide that each Class B common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class B Listing Proposal”). Upon approval of this proposal, any or all 1,307,190 outstanding Class B common units will convert into an equal number of common units upon the request of the holder of the Class B common units.

• A proposal to approve (a) a change in the terms of our Class C common units to provide that each Class C common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class C Listing Proposal”). Upon approval of this proposal, any or all of the 3,245,700 outstanding Class C common units will convert into an equal number of common units upon the request of a holder of the Class C common units.

• A proposal to approve the terms of our 2005 Long-Term Incentive Plan (the “2005 LTIP”), which provides for awards of common units, options to purchase common units and other rights to our employees, officers and directors (the “2005 LTIP Proposal”).

• Any proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Q:	Who is entitled to vote at the special meeting?

A:	All of our unitholders who owned such units at the close of business on the record date, November 23, 2004, are entitled to receive notice of the special meeting. The common unitholders are entitled to vote the common units that they held on the record date on all of the proposals. The holders of our Class B common units and Class C common units are entitled to vote any common units they held on the record date, but not their Class B or Class C common units, on the Class B Listing Proposal or the Class C Listing Proposal. However, the holders of our Class B common units and Class C common units are entitled to vote any units that they held on the record date on the 2005 LTIP Proposal and on any proposal to adjourn the meeting.

Q:	How do I vote?

A:	Mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	What do I do if I want to change my vote?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker to vote your common units, you must follow the procedure your broker provides to change those instructions.

Q:	If my common units are held in “Street Name” by my broker, will my broker vote my common units for me?

A:	We recommend that you contact your broker. Your broker can give you directions on how to instruct the broker to vote your common units. Your broker cannot vote your common units unless the broker receives appropriate instructions from you.

Q:	What is the recommendation of the board of directors?

A:	The board of directors of GP LLC (which we refer to as our board of directors) recommends that you vote FOR the Class B Listing Proposal, FOR the Class C Listing Proposal, FOR the 2005 LTIP Proposal and FOR any proposal to adjourn the special meeting.

Q:	What vote is required to approve the proposals?

A:	The Class B Listing Proposal requires the approval of a majority of the votes cast by the holders of common units, provided that the total votes cast by the common unitholders on the proposal represents a majority of the common units entitled to vote. The Class C Listing Proposal requires the approval of a majority of the votes cast by the holders of common units at the special meeting, provided that the total votes cast by the common unitholders on the proposal represents a majority of the common units entitled to vote. The 2005 LTIP Proposal requires the approval of a majority of the votes cast by the holders of common units, the holders of Class B common units and the holders of Class C common units, voting together as one class at the special meeting, provided that the total votes cast by such unitholders on the proposal represents a majority of all units entitled to vote. The affirmative vote of the holders of at least a majority of the votes cast by the holders of the Class B common units, Class C common units and common units voting together as one class, present in person or represented by proxy at the special meeting is required to adjourn the meeting. A properly executed proxy submitted without instructions regarding how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Class B Listing Proposal, FOR the Class C Listing Proposal, FOR the 2005 LTIP Proposal and FOR any proposal to adjourn the special meeting. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. None of the Class B Listing Proposal, the Class C Listing Proposal or the 2005 LTIP Proposal is conditioned on the approval of any other proposal.

Plains Resources Inc., through its wholly owned subsidiaries, holds 11,082,930 of our common units, constituting approximately 17.7% of our outstanding common units and holds all 1,307,190 outstanding Class B common units. All 3,245,700 of the Class C common units are held by six holders of record, whom we refer to as the “Class C Investors.” To our knowledge, the Class C Investors and their affiliates (other than Plains Resources, which is now affiliated with Vulcan Energy II, one of the Class C Investors) own 3,911,000 of our common units, constituting approximately 6.2% of our outstanding common units. The holders of our Class B common units and Class C common units have agreed to vote all of their common units in favor of the Class B Listing Proposal and the Class C Listing Proposal. Because these votes are not sufficient to approve any of the proposals, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

Q:	What happens if the Class B Listing Proposal is approved?

A:	Each outstanding Class B common unit will convert upon the request of the holder into one common unit and those new common units will be listed on the New York Stock Exchange.

Q:	What happens if the Class B Listing Proposal is not approved?

A:	The Class B common units are currently entitled to share in partnership distributions on a pro rata basis with the common units. If the Class B Listing Proposal is not approved by February 15, 2005, the Class B common units, for so long as they are not converted, will be entitled to receive 110% of the quarterly cash distribution amount payable to the common units, with such distribution right increasing to 115% if such approval is not secured by May 16, 2005. This increased distribution on the Class B common units will reduce the amount of cash available to be distributed to the common unitholders. At the current distribution level, this incremental amount is approximately $314,000 per year at 110% and approximately $471,000 per year at 115%. The Class B common units cannot convert into common units unless the Class B Listing Proposal is approved by the common unitholders or there is a change in the rules of the New York Stock Exchange allowing such conversion without the approval of the common unitholders.

Q:	What happens if the Class C Listing Proposal is approved?

A:	Each outstanding Class C common unit will convert upon the request of the holder into one common unit and those new common units will be listed on the New York Stock Exchange.

Q:	What happens if the Class C Listing Proposal is not approved?

A:	The Class C common units are currently entitled to share in partnership distributions on a pro rata basis with the common units. If the Class C Listing Proposal is not approved by February 15, 2005, the Class C common units, for so long as they are not converted, will be entitled to receive 110% of the quarterly cash distribution amount payable to the common units, with such distribution right increasing to 115% if such approval is not secured by May 16, 2005. This increased distribution on the Class C common units will reduce the amount of cash available to be distributed to the common unitholders. At the current distribution level, this incremental amount is approximately $779,000 per year at 110% and approximately $1,168,000 per year at 115%. The Class C common units cannot convert into common units unless the Class C Listing Proposal is approved by the common unitholders or there is a change in the rules of the New York Stock Exchange allowing such conversion without the approval of the common unitholders.

Q:	What happens if the 2005 LTIP Proposal is approved?

A:	We will use the 2005 LTIP to reward and incentivize our employees, officers and directors for their contributions to us. The 2005 LTIP will be administered under the direction of the Compensation Committee of our board of directors.

Q:	What happens if the 2005 LTIP Proposal is not approved?

A:	We would be unable to award any grants under the 2005 LTIP because the rules of the New York Stock Exchange require unitholder approval of such an equity compensation plan.

INTERESTS OF CERTAIN PERSONS

      In considering the recommendation of our board of directors to approve the Class B Listing Proposal and the Class C Listing Proposal, you should be aware that one of our directors, David N. Capobianco, has been designated to our board by a subsidiary of Plains Resources. Subsidiaries of Plains Resources own approximately 44% of our general partner and all of the outstanding Class B common units. John T. Raymond, another of our directors, is the chief executive officer and president of Plains Resources. You should also be aware that one of our directors, Robert V. Sinnott, has been designated to our board by an affiliate of several of the Class C Investors. One of the Class C Investors is an affiliate of Paul G. Allen, who also indirectly owns approximately 88.38% of Plains Resources.

      If either of the Class B Listing Proposal or the Class C Listing Proposal is approved at our special meeting, the holders will receive common units upon electing to convert the Class B common units or the Class C common units. The common units will be listed on the New York Stock Exchange and will therefore be a more liquid security than either the Class B common units or the Class C common units. Our other unitholders will not receive any additional securities or other consideration if either of the Class B Listing Proposal or the Class C Listing Proposal is approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED UNITHOLDERS’ MATTERS

Beneficial Ownership of Limited Partner Interest

      Our common units, Class B common units and Class C common units outstanding represent 98% of our equity (limited partner interest). The 2% general partner interest is discussed separately below under the caption “Beneficial Ownership of General Partner Interest.” The following table sets forth the beneficial ownership of limited partner units held by beneficial owners of 5% or more of the units, by directors and the Chief Executive Officer and the four other most highly compensated executive officers in 2003 (the “Named Executive Officers”) of our general partner and by all directors and executive officers as a group as of November 23, 2004.

								Percentage
			Percentage		Percentage		Percentage	of Total
			of	Class B	of Class B	Class C	of Class C	Limited
	Common		Common	Common	Common	Common	Common	Partner
Name of Beneficial Owner	Units		Units	Units	Units	Units	Units	Units(3)

Paul G. Allen(1)	11,082,930		17.7%	1,307,190	100.0%	1,298,280	40%	20.3%
Plains Resources Inc.(2)	11,082,930		17.7%	1,307,190	100.0%	—	—	18.4%
Kayne Anderson Capital Advisors, L.P.(4)	3,147,427		5.0%	—	—	1,460,565	45%	6.8%
Tortoise Energy Infrastructure Corporation(5)	763,435		1.2%	—	—	486,855	15%	1.9%
Greg L. Armstrong	213,992	(6)(7)(8)	(9)	—	—	—	—	(9)
Harry N. Pefanis	145,027	(7)(8)	(9)	—	—	—	—	(9)
George R. Coiner	54,276	(7)(8)	(9)	—	—	—	—	(9)
Phillip D. Kramer	89,600	(7)(8)	(9)	—	—	—	—	(9)
W. David Duckett	119,541		(9)	—	—	—	—	—
David N. Capobianco(10)	—		—	—	—	—	—	—
Everardo Goyanes	7,450		(9)	—	—	—	—	(9)
Gary R. Petersen(11)	4,000		(9)	—	—	—	—	(9)
John T. Raymond(12)	403,117		(9)	—	—	—	—	(9)
Robert V. Sinnott(13)	13,750		(9)	—	—	—	—	(9)
Arthur L. Smith	13,750		(9)	—	—	—	—	(9)
J. Taft Symonds	13,750		(9)	—	—	—	—	(9)
All directors and executive officers as a group (23 persons)	1,251,069	(7)(8)	2.0%	—	—	—	—	1.9%

(1)	Mr. Allen owns approximately 88.38% of the outstanding shares of common stock of Vulcan Energy Corporation. Vulcan Energy Corporation is the sole stockholder of Plains Resources Inc. See Note 2 below. Mr. Allen is also the sole stockholder and Chairman of the Board of Vulcan Energy II Inc., which is the record holder of 1,298,280 Class C common units. The address for Mr. Allen, Vulcan Energy Corporation and Vulcan Energy II Inc. is 505 Fifth Avenue S, Suite 900, Seattle, Washington 98104. Mr. Allen disclaims any deemed beneficial ownership, beyond his pecuniary interest, in any of our partner interests held by Plains Resources or any of its affiliates.

(2)	Plains Resources Inc. is the sole stockholder of Plains Holdings Inc., our former general partner. The record holder of the common units is Plains Holdings II Inc., a wholly owned subsidiary of Plains Holdings Inc. The record holder of the Class B common units is Plains Holdings Inc. The address for Plains Resources Inc., Plains Holdings Inc. and Plains Holdings II Inc. is 777 Walker, Suite 2400, Houston, Texas 77002.

(3)	Limited partner units constitute 98% of our equity, with the remaining 2% held by our general partner. The beneficial ownership of our general partner is set forth in the table below under the caption “Beneficial Ownership of General Partner Interest.” Giving effect to the indirect ownership by Plains Resources of a portion of our general partner, Mr. Allen may be deemed to beneficially own approximately 20.8% of our total equity. Mr. Allen disclaims any deemed beneficial ownership, beyond his pecuniary interest, in any of our partner interests held by Plains Resources or any of its affiliates.

(4)	Various accounts (including KAFU Holdings, L.P., which owns a portion of our general partner) under the management or control of Kayne Anderson Capital Advisors, L.P., the general partner of which is Kayne Anderson Investment Management, Inc., own common units and Class C common units. The address for Kayne Anderson Investment Management Inc. is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(5)	The address for Tortoise Energy Infrastructure Corporation is 10801 Mastin Boulevard, Suite 222, Overland Park, Kansas 66210.

(6)	Does not include the approximately 446,000 common units owned by our general partner, held for the purpose of satisfying its obligations under the Performance Option Plan. Mr. Armstrong disclaims any beneficial ownership of such units beyond his rights as a grantee under the plan.

(7)	Does not include unvested phantom units granted under the 1998 LTIP, none of which will vest within 60 days of the date hereof. See “Executive Compensation — 1998 Long-Term Incentive Plan.”

(8)	Includes the following vested, unexercised options to purchase common units under the Performance Option Plan. Mr. Armstrong: 37,500; Mr. Pefanis: 27,500; Mr. Coiner: 21,250; Mr. Kramer: 22,500; directors and officers as a group: 161,875.

(9)	Less than one percent.

(10)	The Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC (the “LLC Agreement”) specifies that certain of the owners of our general partner have the right to designate a member of our board of directors. Mr. Capobianco has been designated by Plains Holdings Inc., a wholly owned subsidiary of Plains Resources, of which he is a director and Vice President. Mr. Capobianco is also the Vice President of Vulcan Energy II Inc. Mr. Capobianco disclaims any deemed beneficial ownership of our partner interests held by Plains Resources or any of its affiliates.

(11)	Pursuant to the LLC Agreement, Mr. Petersen has been designated by E-Holdings III, L.P., an affiliate of EnCap Investments L.P., of which he is a Managing Director. Mr. Petersen disclaims any deemed beneficial ownership of any units owned by E-Holdings III, L.P. or other affiliates of EnCap Investments L.P. beyond his pecuniary interest. The address for E-Holdings III, L.P. is 1100 Louisiana, Suite 3150, Houston, Texas 77002.

(12)	Pursuant to the LLC Agreement, Mr. Raymond has been designated one of our directors by Sable Investments, L.P. Sable Investments, L.P. is controlled by James M. Flores, a director of Vulcan Energy Corporation and also the Chairman and Chief Executive Officer of Plains Exploration and Production Company (“PXP”). Mr. Raymond owns approximately 2% of the outstanding shares of common stock of Vulcan Energy Corporation, which owns 100% of Plains Resources. Mr. Raymond is a director and the Chief Executive Officer of Vulcan Energy Corporation. Mr. Raymond disclaims any deemed beneficial ownership of any units held by Sable Holdings, L.P. or its affiliates or Plains Resources or its affiliates.

(13)	Pursuant to the LLC Agreement, Mr. Sinnott has been designated one of our directors by KAFU Holdings, L.P., which is controlled by Kayne Anderson Investment Management, Inc., of which he is a Vice President. Mr. Sinnott disclaims any deemed beneficial ownership of any units held by KAFU Holdings, L.P. or its affiliates, other than through his 4.5% limited partner interest in KAFU Holdings, L.P. The address for KAFU Holdings, L.P. is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

Beneficial Ownership of General Partner Interest

      Plains AAP, L.P. owns all of our 2% general partner interest and all of our incentive distribution rights. The following table sets forth the effective ownership of Plains AAP, L.P. (after giving effect to proportionate ownership of GP LLC, its 1% general partner).

Percentage
Ownership of
Name and Address of Owner	Plains AAP

Paul G. Allen(1)	44.000%
505 Fifth Avenue S
Suite 900
Seattle, Washington 98104
Plains Resources Inc.(2)	44.000%
777 Walker, Suite 2400
Houston, TX 77002
Sable Investments, L.P.(2)	20.000%
700 Milam, Suite 3100
Houston, TX 77002
KAFU Holdings, L.P.(3)	16.418%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
E-Holdings III, L.P.(4)	9.000%
1100 Louisiana, Suite 3150
Houston, TX 77002
PAA Management, L.P.(5)	4.000%
333 Clay Street, #1600
Houston, TX 77002
Wachovia Investors, Inc.	3.382%
301 South College Street, 12th Floor
Charlotte, NC 28288
Mark E. Strome	2.134%
100 Wilshire Blvd., Suite 1500
Santa Monica, CA 90401
Strome Hedgecap Fund, L.P.	1.066%
100 Wilshire Blvd., Suite 1500
Santa Monica, CA 90401

(1)	Mr. Allen owns approximately 88.38% of the outstanding shares of common stock of Vulcan Energy Corporation. Vulcan Energy Corporation is the sole stockholder of Plains Resources Inc. Plains Resources Inc. is the sole stockholder of Plains Holdings Inc., which owns 44% of the equity of our general partner. Mr. Allen disclaims any deemed beneficial ownership, beyond his pecuniary interest, in any of our partner interests held by Plains Resources or any of its affiliates. Sable Investments, L.P. has entered into a voting agreement with Plains Holdings Inc. pursuant to which Sable has agreed to exercise Sable’s right to designate a director under the LLC Agreement by designating its director in accordance with instructions from Plains Holdings. The agreement is limited to such designations and the obligation to vote in favor of such designee. Either party may terminate the agreement upon 30 days’ notice.

(2)	Mr. Capobianco disclaims any deemed beneficial ownership of the interests held by Plains Resources Inc. Mr. Raymond disclaims any deemed beneficial ownership of the interests held by Plains Resources Inc. or any of its affiliates other than through his approximately 2% ownership interest of the outstanding shares of common stock of Vulcan Energy Corporation.

(3)	Mr. Sinnott disclaims any deemed beneficial ownership of the interests owned by KAFU Holdings, L.P. other than through his 4.5% limited partner interest in KAFU Holdings, L.P.

(4)	Mr. Petersen disclaims any deemed beneficial ownership of the interests owned by E-Holdings III, L.P. beyond his pecuniary interest.

(5)	PAA Management, L.P. is owned entirely by certain members of senior management, including Messrs. Armstrong (approximately 26%), Pefanis (approximately 14.5%), Kramer (approximately 9.5%), Coiner (approximately 9.5%) and Duckett (approximately 4.5%). Other than Mr. Armstrong, no directors own any interest in PAA Management, L.P. Directors and executive officers as a group own approximately 95% of PAA Management, L.P. Mr. Armstrong disclaims any beneficial ownership of the general partner interest owned by Plains AAP, L.P., other than through his ownership interest in PAA Management, L.P.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

      As of November 23, 2004, there were [          ] common units outstanding, held by approximately [          ] holders, including common units held in street name. The common units are traded on the New York Stock Exchange under the symbol “PAA.” An additional 1,307,190 Class B common units and 3,245,700 Class C common units are outstanding. The Class B common units are held by an affiliate of Plains Resources Inc. and the Class C common units are held by six holders of record. The Class B common units and the Class C common units are pari passu with and have economic terms substantially similar to the common units but are not publicly traded. The Class B common units and the Class C common units may be converted at the option of the holders into an equal number of common units if approved by the vote of our common unitholders as described herein.

      The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the New York Stock Exchange Composite Transactions Tape, and quarterly cash distributions declared per common unit. The last reported sale price of common units on the New York Stock Exchange on November 23, 2004 was $[                    ] per common unit.

	Price Range
			Cash Distributions
	High	Low	Per Unit(1)

2002
First Quarter	$26.79	$23.60	$0.5250
Second Quarter	27.30	24.60	0.5375
Third Quarter	26.38	19.54	0.5375
Fourth Quarter	24.44	22.04	0.5375
2003
First Quarter	$26.90	$24.20	$0.5500
Second Quarter	31.48	24.65	0.5500
Third Quarter	32.49	29.10	0.5500
Fourth Quarter	32.82	29.76	0.5625
2004
First Quarter	$35.23	$31.18	$0.5625
Second Quarter	36.13	27.25	0.5775
Third Quarter	35.98	31.63	0.6000
Fourth Quarter (through November 23, 2004)	—	—	— (2)

(1)	Represents cash distributions attributable to the quarter and paid within 45 days after the quarter.

(2)	The distributions attributable to the fourth quarter of 2004 have not yet been declared or paid.

DESCRIPTION OF UNITS

Units

      The common units, Class B common units and Class C common units represent limited partner interests in us that entitle the holders thereof to the rights and privileges specified in the Plains All American Pipeline, L.P. Partnership Agreement (the “Partnership Agreement”), as amended. As of November 23, 2004, there were issued and outstanding [                    ] common units, 1,307,190 Class B common units and 3,245,700 Class C common units.

      No person is entitled to preemptive rights in respect of issuances of securities by us, except that GP LLC has the right to purchase sufficient partnership securities to maintain its general partner equity interest in us.

Common Units

      Our common units are registered under the Securities Act of 1933 and are listed for trading on the New York Stock Exchange. Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. In addition, if at any time any person or group (other than our general partner and its affiliates) owns beneficially 20% or more of all common units, any common units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The common units are entitled to distributions of available cash as described below under “Cash Distribution Policy.”

Class B Common Units

      The Class B common units generally have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class on each matter, except that the Class B common units are not entitled to vote upon the Class B Listing Proposal or the Class C Listing Proposal. Each Class B common unit is entitled to receive 100% of the quarterly amount distributed on each common unit for each quarter. If the Class B Listing Proposal is not approved by our unitholders by February 15, 2005, then the terms of the Class B common units will be changed such that, so long as they remain Class B common units, each such unit will be entitled to receive 110% of the quarterly amount distributed on each common unit on a pari passu basis with distributions on the common units. If the approval of the conversion is not secured by May 16, 2005, the distribution right increases to 115%. In the event of our dissolution and liquidation, each Class B common unit is entitled to receive 100% of the amount distributed on each common unit.

Class C Common Units

      The Class C common units generally have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class on each matter, except that the Class C common units are not entitled to vote upon the Class B Listing Proposal or the Class C Listing Proposal. Each Class C common unit is entitled to receive 100% of the quarterly amount distributed on each common unit for each quarter. If the Class C Listing Proposal is not approved by our unitholders by February 15, 2005, then the terms of the Class C common units will be changed such that, so long as they remain Class C common units, each such unit will be entitled to receive 110% of the quarterly amount distributed on each common unit on a pari passu basis with distributions on the common units. If the approval of the conversion is not secured by May 16, 2005, the distribution right increases to 115%. In the event of our dissolution and liquidation, each Class C common unit is entitled to receive 100% of the amount distributed on each common unit.

Cash Distribution Policy

General

      Our partnership agreement requires us to distribute all of our “available cash” to our unitholders and our general partner within 45 days following the end of each fiscal quarter. The term “available cash” generally means, with respect to any fiscal quarter of our partnership, all of our cash on hand at the end of each quarter, less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of our general partner to provide for the proper conduct of our business, comply with applicable law, any of our debt instruments or other agreements, or provide funds for distributions to unitholders and our general partner for any one or more of the next four quarters.

      In addition to distributions on its 2% general partner interest, our general partner owns incentive distribution rights, which entitle the holder to receive incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our partnership agreement. Under the quarterly incentive distribution provisions, our general partner is entitled, without duplication, to 15% of amounts we distribute in excess of $0.450 per common unit, 25% of the amounts we distribute in excess of $0.495 per common unit and 50% of amounts we distribute in excess of $0.675 per common unit. The incentive distribution rights would apply to any enhanced distributions paid to the Class B or Class C holders resulting from the failure to timely approve the Class B Listing Proposal and the Class C Listing Proposal.

      The total amount paid in distributions on units, the general partner interests and the incentive distribution rights during 2003 and 2004 totaled approximately $121.8 million and $158.4 million, respectively. All such distributions were made from available cash.

If the Class B Listing Proposal and the Class C Listing Proposal are approved.

      We will distribute at the end of each fiscal quarter available cash in accordance with our current distribution policy described above. The Class B common units and the Class C common units will continue to participate pro rata with the other common units in distributions of available cash, regardless of whether the holders choose to convert.

If the Class B Listing Proposal and the Class C Listing Proposal are not approved by February 15, 2005.

      If the common unitholders fail to approve the Class B Listing Proposal and the Class C Listing Proposal by February 15, 2005, the terms of the Class B common units and Class C common units will automatically be changed to provide that the amount allocated or distributed to each Class B or Class C common unit will equal 110% of the quarterly cash distribution amount payable to each common unit on a pari passu basis with the common units.

If the Class B Listing Proposal and the Class C Listing Proposal are not approved by May 16, 2005.

      If the common unitholders fail to approve the Class B Listing Proposal and the Class C Listing Proposal by May 16, 2005, the terms of the Class B common units and Class C common units will automatically be changed to provide that the amount allocated or distributed to each Class B or Class C common unit will equal 115% of the quarterly cash distribution amount payable to each common unit on a pari passu basis with the common units.

Restrictions on Transfer; Registration Rights

      The 1,307,190 Class B common units and 3,245,700 Class C common units are subject to certain restrictions on transfer. We have granted the holders of such units certain registration rights with respect to these units. The common units underlying the Class B common units have been registered for sale by the holders of the Class B common units pursuant to a registration statement that is currently effective. We filed a registration statement on October 14, 2004 that has been declared effective and that registers the sale of the common units underlying the Class C common units. Accordingly, upon conversion and for so long as the registration statements remain effective, the holders of the Class B common units and

Class C common units will have the ability to sell the common units they receive without significant restriction.

THE CLASS B LISTING PROPOSAL

Background

      On May 12, 1999, we acquired Scurlock Permian LLC and certain other pipeline assets from Marathon Ashland Petroleum LLC for approximately $146 million in cash and the assumption of certain liabilities (the “Scurlock Acquisition”). We financed the acquisition with a combination of bank borrowings and the sale of 1,307,190 Class B common units to our general partner at the time, Plains All American Inc., a wholly owned subsidiary of Plains Resources. The Class B common units were purchased from us at a price of $19.125 per unit. The sales price of the Class B common units was roughly equivalent to the market value of our common units as of the closing.

      As a result of the time sensitive nature of the Scurlock Acquisition, we chose to issue Class B common units, rather than common units. Financing the acquisition with common units would have required us to issue more than one percent of our outstanding common units to our former general partner, which would have required a common unitholder vote under the listing rules of the New York Stock Exchange. Soliciting such a vote would have required several months to complete and thereby would have delayed completion of the Scurlock Acquisition. Any delay in completing the Scurlock Acquisition would have subjected the transaction to an additional risk to the possible detriment of our partnership. Financing the acquisition with Class B common units provided us with timely access to equity capital at prices that we believe were competitive. Our former general partner agreed to accept Class B common units in lieu of common units, provided we would ask our common unitholders, in accordance with the rules of the New York Stock Exchange, to approve making the Class B common units convertible into an equal number of common units at a later date. As a result of this agreement, the Scurlock Acquisition was not subject to delay or the additional risks to the consummation of the acquisition. In addition, management deemed the timely sale of equity in this transaction to be critical to preserve our financial strength and liquidity. The Class B investor agreed to take Class B common units in lieu of common units, provided that we would solicit approval of our common unitholders to allow the Class B common units to become convertible into an equal number of common units. We are now asking you to approve this proposal.

Reasons for the Board of Directors’ Recommendation

      The general partner believes that the Class B Listing Proposal is in the best interests of the partnership and our common unitholders and should be approved. If the common unitholders fail to approve the Class B Listing Proposal by February 15, 2005, the terms of the Class B common units will automatically be changed to provide that the amount allocated or distributed to each Class B common unit will equal 110% of the quarterly cash distribution amount payable to each common unit on a pari passu basis with the common units. This distribution right will increase to 115% if such approval is not secured by May 16, 2005. The purpose of the step-up in the amount of the distribution is to compensate the holders for the liquidity discount of continuing to hold Class B common units for which there is no liquid trading market. Based upon the level of our current quarterly distribution, the amount of this reduction would be approximately $314,000 per year at 110% and $471,000 per year at 115%. This step-up will reduce the amount of cash available to be distributed to the common unitholders, and will continue to grow as the common unit distribution is increased in the future.

THE CLASS C LISTING PROPOSAL

Background

      On April 1, 2004, we completed the acquisition of substantially all of the North American crude oil and pipeline operations of Link Energy LLC (the “Link Acquisition”) for approximately $268 million in cash and the assumption of certain liabilities. In order to partially finance the Link Acquisition, we sold 3,245,700 Class C common units to a group of institutional investors (the “Class C Investors”) for $30.81 per unit, an approximate 6% discount to the average closing price for the 20 trading days leading up to the execution of the capital commitment.

      As a result of the time sensitive nature of the Link Acquisition, we chose to issue Class C common units to the Class C Investors, rather than common units. Financing the acquisition with common units would have required us to issue more than one percent of our outstanding common units to entities that may be affiliates of one of our directors, which would have required a common unitholder vote under the listing rules of the New York Stock Exchange and thereby delayed completion of the Link Acquisition. A quick and certain closing was absolutely critical to the transaction and the preservation of the business being acquired. Although two of our three Class C common unit purchasers had no such affiliation at the time, and were not subject to the New York Stock Exchange’s one percent limitation, we determined that it was in our best interest to issue a single class of equity for purposes of simplifying the transaction so that it might close as quickly as possible. In addition, at the time of the Link Acquisition, we had filed an unrelated registration statement on Form S-4, and the SEC was in the process of reviewing the S-4 and our Annual Report on Form 10-K for 2003. Because of the review process, we were temporarily precluded from accessing the public capital markets. We identified a group of investors willing to participate in a private placement of our equity. Issuing Class C common units close to the time of the acquisition enabled us to demonstrate our commitment to funding a substantial portion of acquisition costs with equity, thereby reducing our aggregate borrowings and improving our financial strength and liquidity. This action also helped mitigate concerns expressed by the rating agencies regarding our total level of acquisition debt. The Class C investors agreed to take Class C common units in lieu of common units, provided that we would solicit the approval of our common unitholders to allow the Class C common units to become convertible into an equal number of common units. We are now asking you to approve this proposal.

Reasons for the Board of Directors’ Recommendation

      The general partner believes that the Class C Listing Proposal is in the best interests of the partnership and our common unitholders and should be approved. If the common unitholders fail to approve the Class C Listing Proposal by February 15, 2005, the terms of the Class C common units will automatically be changed to provide that the amount allocated or distributed to each Class C common unit will equal 110% of the quarterly cash distribution amount payable to each common unit on a pari passu basis with the common units. This distribution right will increase to 115% if such approval is not secured by May 16, 2005. The purpose of the step-up in the amount of the distribution is to compensate the holders for the liquidity discount of continuing to hold Class C common units for which there is no liquid trading market. Based upon the level of our current quarterly distribution, the amount of this reduction would be approximately $779,000 per year at 110% and $1,168,000 per year at 115%. This step-up will reduce the amount of cash available to be distributed to the common unitholders, and will continue to grow as the common unit distribution is increased in the future.

THE 2005 LTIP PROPOSAL

      Our board of directors has unanimously approved, subject to the approval of our unitholders, the Plains All American 2005 Long-Term Incentive Plan (the “2005 LTIP”). The 2005 LTIP provides awards to our employees and directors. In accordance with the rules of the New York Stock Exchange, we are asking our unitholders to approve the 2005 LTIP at the special meeting.

      We believe the 2005 LTIP is a necessary vehicle for securing the advantages of incentives tied to our common units and providing the sense of proprietorship inherent in common unit ownership for our directors, officers and employees who are responsible for our growth and increased profitability, to reward performance, and to assist our efforts to recruit, retain and motivate high-quality employees. Our board of directors has determined that the 2005 LTIP is in the best interest of our partnership and our common unitholders because it will enhance our ability to attract and retain the services of individuals who are essential to our growth and profitability, encourages them to devote their best efforts to our business, and will give them a personal long-term stake in our continued success. Our board of directors has unanimously recommended that our unitholders approve the 2005 LTIP.

      The 2005 LTIP requires the approval of a majority of the votes cast by the holders of common units, the Class B common units and the Class C common units, voting as a single class, provided that, the total votes cast by the holders of all units on the proposal represents a majority of all units entitled to vote.

Summary Plan Description

      A copy of the 2005 LTIP is attached to this proxy statement as Annex A. The statements made in this proxy statement with respect to the 2005 LTIP and the Summary Plan Description should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the 2005 LTIP, which is incorporated by reference herein from Annex A.

      Awards. Awards that may be granted under the 2005 LTIP include phantom units, restricted units, unit appreciation rights and unit options, as determined by the Compensation Committee (each an “Award”). Up to 3,000,000 units may be issued in satisfaction of Awards. Awards, other than restricted units, may also include, in the discretion of the Compensation Committee, a “distribution equivalent right,” or “DER,” that entitles the grantee to a cash payment, either while the Award is outstanding or upon vesting, equal to any cash distributions made by us on a unit while the Award is outstanding. Distributions made by us with respect to a restricted unit may be subjected to the same vesting terms as the restricted unit.

      Administration. The 2005 LTIP will be administered by the Compensation Committee appointed by our board of directors, which shall be comprised of three or more persons who are outside directors. The Compensation Committee has the discretion to, among other things, (i) designate the employees and directors who are to be participants, (ii) determine the number and types of Awards to be granted to employees and directors, and (iii) determine the terms and conditions of any Award granted. The Compensation Committee also has the authority to (i) interpret, construe and administer the 2005 LTIP and any instrument or agreement relating to Awards granted under the 2005 LTIP, (ii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2005 LTIP, (iii) make a determination as to the right of any person to receive payment of (or with respect to) units, (iv) delegate to the Chief Executive Officer certain of the administrative powers of the Compensation Committee under the 2005 LTIP (other than with respect to grants made to executive officers or directors), and (v) make any other determinations and take any other actions that the Compensation Committee deems necessary or desirable for the administration of the 2005 LTIP.

      Eligibility. Employees and directors are eligible for grants of Awards, which shall vest on such terms as the Compensation Committee may establish, which terms may include the achievement of performance objectives and/or be based upon continued service. In addition, the grant may provide for vesting upon the participant’s death or disability. Awards may include a provision for vesting upon a change of control (as defined in the terms of the grant agreement with respect to any such Award). As of November      , 2004, approximately 2000 individuals (of which we expect that approximately 200 to 250 would be participants) would be eligible for Awards under the 2005 LTIP. The allocation of the 3,000,000 common units proposed to be authorized for issuance under the 2005 LTIP is not currently determinable as such allocation is dependent upon future decisions to be made by the Compensation Committee in its sole discretion, subject to applicable provisions of the 2005 LTIP. As of [                    ], 2004, the last reported sales price of common units on the New York Stock Exchange was $[          ].

      Terms. The 2005 LTIP provides for a maximum of 3,000,000 net common units to be issued under grants pursuant to their terms. Any Awards that are forfeited or expire, or any units that are not used in the settlement of an Award will again be available for grant under the 2005 LTIP. In addition, units withheld to satisfy an exercise price or tax withholding obligation (other than with respect to a restricted unit) will again be available for grant under the 2005 LTIP. Units to be delivered upon the vesting of an

Award may be (i) units acquired by our general partner in the open market, (ii) units already owned by our general partner, (iii) units acquired by our general partner directly from us, or any other person, or (iv) any combination of the foregoing. The exercise of any options or unit appreciation rights granted under the 2005 LTIP shall be in accordance with the terms and at such price as may be determined by the Compensation Committee, but the exercise price may not be less than the fair market value of a unit on the date of the grant of that Award (other than Awards granted in substitution of existing equity incentives held by newly hired employees formerly employed by an acquisition target). Awards granted under the 2005 LTIP are not transferable by the recipient except by will or the laws of descent and distribution or to a trust for the benefit of such participant or their immediate family.

      Adjustments and Amendments. In the event that (i) any change is made to the units deliverable under the 2005 LTIP, or (ii) we make any distribution of cash, units or other property to unitholders that result from the sale or disposition of a major asset or separate operating division of our partnership or any other extraordinary event and, in the judgment of the Compensation Committee, such change or distribution would significantly dilute the value of any units awarded to the participants under the 2005 LTIP, then the Compensation Committee may make appropriate adjustments in the maximum number of units deliverable pursuant to an Award under the 2005 LTIP and may make appropriate adjustments in the Award provided no adjustment can be made that would cause the 2005 LTIP or an Award to fail to satisfy Section 409A of the Internal Revenue Code, concerning deferred compensation. Such adjustments determined by the Compensation Committee shall be final, binding and conclusive. The 2005 LTIP may be amended from time to time by our board of directors or the Compensation Committee; provided, however, that no amendment will be made without the approval of a majority of the unitholders if such amendment would require unitholder approval under the rules and regulations of the New York Stock Exchange or the Securities and Exchange Commission (“SEC”).

      New tax rules concerning deferred compensation will become effective January 1, 2005. Until Treasury Regulations are issued, the application of this new law to the 2005 LTIP is unclear. We intend to operate the 2005 LTIP, and make any amendments to it that may be necessary, for the 2005 LTIP and awards granted thereunder to comply with this new law.

      Federal Income Tax Consequences of Awards. The federal income tax consequences with respect to an Award under the 2005 LTIP will depend upon the facts and circumstances of the Award, including whether the Award takes the form of options, unit appreciation rights, restricted units or phantom units, and the particular terms of any such Award. Generally, the vesting or payment of an Award will be taxable to the recipient as ordinary compensation income at that time. Our general partner will be entitled to reimbursement from us for its costs incurred under the 2005 LTIP, including its compensation expense.

EXECUTIVE COMPENSATION

      The following table sets forth certain compensation information for our Named Executive Officers. Messrs. Armstrong, Pefanis and Kramer were compensated by Plains Resources prior to July 2001. However, we reimburse our general partner and its affiliates (and, for a portion of 2001, we reimbursed our former general partner and its affiliates, which included Plains Resources) for expenses incurred on our behalf, including the costs of officer compensation allocable to us. The Named Executive Officers have also received certain equity-based awards from our general partner and from our former general partner and its affiliates, which awards (other than awards under the LTIP) are not subject to reimbursement by us.

								Long-Term
		Annual Compensation						Compensation

Name and Principal Position	Year	Salary		Bonus		Other Compensation		LTIP Payout

Greg L. Armstrong	2003	$330,000		$1,000,000		$12,000	(2)	$—
Chairman and CEO	2002	330,000		600,000		11,000	(2)
	2001	165,000	(1)	450,000			(1)(2)
Harry N. Pefanis	2003	$235,000		$800,000		$12,000	(2)	$452,400
President and COO	2002	235,000		475,000		11,000	(2)
	2001	117,500	(1)	350,000			(1)(2)
Phillip D. Kramer	2003	$200,000		$500,000		$12,000	(2)	$—
Executive V.P. and CFO	2002	200,000		275,000		11,000	(2)
	2001	100,000	(1)	100,000			(1)(2)
George R. Coiner	2003	$200,000		$719,600	(3)	$12,000	(2)	$226,200
Senior Group Vice President	2002	200,000		451,000	(4)	11,000	(2)
	2001	175,000		430,100	(5)	10,500	(2)
W. David Duckett(6)	2003	$190,658		$724,883		$—		$—
President — PMC	2002	163,891		270,070		—		—
(Nova Scotia Company)	2001	80,020		15,182		—		—

(1)	Salary amounts shown for the year 2001 reflect compensation paid by our general partner and reimbursed by us for the last six months of 2001. Until July 2001, Messrs. Armstrong, Pefanis and Kramer were employed and compensated by Plains Resources, which owned our former general partner. We reimbursed Plains Resources for the portion of their compensation allocable to us. In 2001, approximately $218,000, $655,000 and $127,000 was reimbursed to our former general partner and its affiliates for salary and bonus (for the year 2000) for the services of Messrs. Armstrong, Pefanis and Kramer, respectively.

(2)	Prior to the transfer of a majority of our general partner interest in 2001 (the “General Partner Transition”), Plains Resources matched 100% of employees’ contribution to its 401(k) Plan (subject to certain limitations in the plan), with such matching contribution being made 50% in cash and 50% in common stock of Plains Resources (the number of shares for the stock match being based on the market value of the common stock at the time the shares were granted). After the General Partner Transition, our general partner matches 100% of employees’ contributions to its 401(k) Plan in cash, subject to certain limitations in the plan.

(3)	Includes quarterly bonuses aggregating $469,600 and an annual bonus of $250,000. The annual bonus is payable 60% in 2004, 20% in 2005 and 20% in 2006.

(4)	Includes quarterly bonuses aggregating $361,000 and an annual bonus of $90,000. The annual bonus was paid 60% in 2003, and will be paid 20% in 2004 and 20% in 2005.

(5)	Includes quarterly bonuses aggregating $310,100 and an annual bonus of $120,000. The annual bonus was paid 60% in 2002, and 20% in 2003, and 20% will be paid in 2004.

(6)	Salary and bonus for Mr. Duckett are presented in U.S. dollar equivalent, based on the exchange rates in effect on the dates payments were made. Mr. Duckett commenced employment on July 1, 2001.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      Messrs. Armstrong and Pefanis have employment agreements with our general partner. Mr. Armstrong is employed as Chairman and Chief Executive Officer. The initial three-year term of Mr. Armstrong’s employment agreement commenced on June 30, 2001, and is automatically extended for one year on June 30 of each year (such that the term is reset to three years) unless Mr. Armstrong receives notice from the Chairman of the Compensation Committee that the Board of Directors has elected not to extend the agreement. Mr. Armstrong has agreed, during the term of the agreement and for five years thereafter, not to disclose (subject to typical exceptions) any confidential information obtained by him while employed under the agreement. The agreement provides for a current base salary of $330,000 per year, subject to annual review. If Mr. Armstrong’s employment is terminated without cause, he will be entitled to receive an amount equal to his annual base salary plus his highest annual bonus, multiplied by the lesser of (i) the number of years (including fractional years) remaining on the agreement and (ii) two. If Mr. Armstrong terminates his employment as a result of a change in control he will be entitled to receive an amount equal to three times the aggregate of his annual base salary and bonus. Under Mr. Armstrong’s agreement, a “change of control” is defined to include (i) the acquisition by an entity or group (other than Plains Resources and its wholly owned subsidiaries) of 50% or more of our general partner or (ii) the existing owners of our general partner ceasing to own more than 50% of our general partner. If Mr. Armstrong’s employment is terminated because of his death, a lump sum payment will be paid to his designee equal to his annual salary plus his highest annual bonus, multiplied by the lesser of (i) the number of years (including fractional years) remaining on the agreement and (ii) two. Under the agreement, Mr. Armstrong will be reimbursed for any excise tax due as a result of compensation (parachute) payments.

      Mr. Pefanis is employed as President and Chief Operating Officer. The initial three-year term of Mr. Pefanis’ employment agreement commenced on June 30, 2001, and is automatically extended for one year on June 30 of each year (such that the term is reset to three years) unless Mr. Pefanis receives notice from the Chairman of the Board of Directors that the Board has elected not to extend the agreement. Mr. Pefanis has agreed, during the term of the agreement and for one year thereafter, not to disclose (subject to typical exceptions) any confidential information obtained by him while employed under the agreement. The agreement provides for a current base salary of $235,000 per year, subject to annual review. The provisions in Mr. Pefanis’ agreement with respect to termination, change in control and related payment obligations are substantially similar to the parallel provisions in Mr. Armstrong’s agreement.

1998 Long-Term Incentive Plan

      Our general partner adopted the Plains All American GP LLC 1998 Long-Term Incentive Plan (the “1998 LTIP”) for employees and directors of our general partner and its affiliates who perform services for us. The 1998 LTIP consists of two components, a restricted (“phantom”) unit plan and a unit option plan. The 1998 LTIP currently permits the grant of phantom units and unit options covering an aggregate of 1,425,000 common units delivered upon vesting of such phantom units or unit options. No options have been granted under the unit option plan. The 1998 LTIP is administered by the Compensation Committee of our general partner’s board of directors. Our general partner’s board of directors in its discretion may terminate the 1998 LTIP at any time with respect to any common units for which a grant has not yet been made. Our general partner’s board of directors also has the right to alter or amend the 1998 LTIP or any part of the plan from time to time, including, subject to any applicable New York Stock Exchange listing requirements, increasing the number of common units with respect to which awards may be granted; provided, however, that no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of such participant.

      Restricted Unit Plan. A restricted unit is a “phantom” unit that entitles the grantee to receive, upon the vesting of the phantom unit, a common unit (or cash equivalent, depending on the terms of the grant). A substantial number of phantom units have vested in 2003 and 2004. As of September 30, 2004, giving effect to vested grants, grants of approximately 134,000 unvested phantom units remain outstanding to employees, officers and directors of our general partner. The Compensation Committee may, in the future, make additional grants under the plan to employees and directors containing such terms as the Compensation Committee shall determine.

      If a grantee terminates employment or membership on the board for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the Compensation Committee provides otherwise. Vested phantom units may be satisfied in common units or cash equivalents. Common units to be delivered upon the vesting of rights may be common units acquired by our general partner in the open market or in private transactions, common units already owned by our general partner, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units.

      New tax rules concerning deferred compensation will become effective January 1, 2005. Until Treasury Regulations are issued, the application of this new law to the 1998 LTIP is unclear. We intend to operate the 1998 LTIP, and make any amendments to it that may be necessary, for the 1998 LTIP and awards granted thereunder to comply with this new law.

      The issuance of the common units pursuant to the restricted unit plan is primarily intended to serve as a means of incentive compensation for performance. Therefore, no consideration is paid to us by the plan participants upon receipt of the common units.

      In 2000, the three non-employee directors of our former general partner (Messrs. Goyanes, Sinnott and Smith) were each granted 5,000 phantom units. These units vested and were paid in connection with the transfer of the general partner interest in 2001. Additional grants of 5,000 phantom units were made in 2002 to each non-employee director of our general partner. These units vest and are payable in 25% increments on each anniversary of June 8, 2001. The first three vestings took place on June 8 of 2002, 2003 and 2004. See “— Compensation of Directors.”

      The following table shows the vesting of phantom units granted to the Named Executive Officers.

										Remaining
		November 2003		February 2004		May 2004		August 2004		Unvested
		Vesting		Vesting		Vesting		Vesting		Grants(2)
	Total
Name	Units	Units	Value(1)	Units	Value(1)	Units	Value(1)	Units	Value(1)	Units	Value(3)

Greg L. Armstrong	70,000	—	—	17,500	$551,250	17,500	$580,650	17,500	$560,700	17,500	$629,650
Harry N. Pefanis	70,000	15,000	$452,400	47,500	$1,511,550	2,500	$82,950	2,500	$80,100	2,500	$89,950
Phillip D. Kramer	50,000	—	—	12,500	$393,750	12,500	$414,750	12,500	$400,500	12,500	$449,750
George R. Coiner	67,500	7,500	$226,200	31,875	$1,028,869	9,375	$311,063	9,375	$300,375	9,375	$337,313
W. David Duckett	—	—	—	—	—	—	—	—	—	—	—

(1)	As of vesting dates.

(2)	With respect to remaining grants, vesting is contingent upon our achieving a specified distribution threshold of $2.50 annualized.

(3)	As if vested on September 30, 2004.

      Unit Option Plan. The unit option plan under our 1998 LTIP currently permits the grant of options covering common units. No grants have been made under the unit option plan to date. However, the Compensation Committee may, in the future, make grants under the plan to employees and directors containing such terms as the committee shall determine, provided that unit options have an exercise price equal to the fair market value of the units on the date of grant.

Other Equity Grants

      Certain other employees and officers have also received grants of equity not associated with the 1998 LTIP described above, and for which we have no cost or reimbursement obligations. For example, our general partner maintains a Performance Option Plan funded by common units owned by the general partner.

Compensation of Directors

      Each director of our general partner who is not an employee of our general partner is currently paid an annual retainer fee of $45,000, plus reimbursement for out-of-pocket expenses related to meeting attendance. In 2001, Messrs. Goyanes and Smith each received $10,000 for their service on a special committee of the Board of Directors of our former general partner. Mr. Armstrong is otherwise compensated for his services as an employee and therefore receives no separate compensation for his services as a director. Each committee chairman (other than the Audit Committee) receives $2,000 annually. The chairman of the Audit Committee receives $30,000 annually, and the other members of the Audit Committee receive $15,000 annually. Mr. Petersen assigns any compensation he receives in his capacity as a director to EnCap Energy Capital Fund III, L.P., which is controlled by EnCap Investments L.P., of which Mr. Petersen is a Managing Director. Mr. Capobianco assigns any compensation he receives in his capacity as a director to Vulcan Capital.

      In 2000, Messrs, Goyanes, Sinnott and Smith, as directors of our former general partner, received a grant of 5,000 phantom units each under our 1998 LTIP. The phantom units vested and were paid in 2001 in connection with the consummation of the General Partner Transition. Each non-employee director of our general partner at the time received a grant of 5,000 phantom units in 2002. The units vest and are payable in 25% increments annually on each anniversary of June 8, 2001.

Reimbursement of Expenses of Our General Partner and its Affiliates

      We do not pay our general partner a management fee, but we do reimburse our general partner for all expenses incurred on our behalf, including the costs of employee, officer and director compensation and benefits, as well as all other expenses necessary or appropriate to the conduct of our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. Prior to July 1, 2001, an allocation was made for overhead associated with officers and employees who divided time between us and Plains Resources. As a result of the transfer of the general partner interest (and related transactions) in 2001, all of the employees and officers of the general partner now devote 100% of their efforts to our business and there are no allocated expenses.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of our board of directors determines the compensation of our executive officers. During our 2003 fiscal year Gary R. Petersen, Robert V. Sinnott, and Arthur L. Smith served as members of the Compensation Committee of our board of directors. Gary R. Petersen, Robert V. Sinnott and David N. Capobianco currently serve on the Compensation Committee of our board of directors.

Equity Compensation Plan Information

Number of Units
	Number of Units to be		Weighted Average	Remaining Available
	Issued upon Exercise/Vesting		Exercise Price of	for Future Issuance
	of Outstanding Options,		Outstanding Options,	under Equity
Plan Category	Warrants and Rights*		Warrants and Rights	Compensation Plans*

	(a)		(b)	(c)
Equity compensation plans approved by unitholders:
1998 Long Term Incentive Plan	133,625(1)		N/A(2)	460,101(1	)(3)
Equity compensation plans not approved by unitholders:
1998 Long Term Incentive Plan	(1	)(4)	N/A(2)	(5)
Performance Option Plan	(6)		16.39(7)	(8)

*	As of September 30, 2004.

(1)	Our general partner has adopted and maintains a long term incentive plan for our officers, employees and directors. As originally instituted by our former general partner prior to our initial public offering, the 1998 LTIP contemplated issuance of up to 975,000 common units to satisfy awards of phantom units. Upon vesting, these awards could be satisfied either by (i) primary issuance of units by us or (ii) cash settlement or purchase of units by our general partner with the cost reimbursed by us. In 2000, the 1998 LTIP was amended, as provided in the plan, without unitholder approval to increase the maximum awards to 1,425,000 phantom units; however, we can issue no more than 975,000 new units to satisfy the awards. Any additional units must be purchased by our general partner in the open market or in private transactions and be reimbursed by us. As of September 30, 2004, we have issued approximately 381,000 common units in satisfaction of vesting under the 1998 LTIP. The number of units presented in column (a) assumes that all remaining grants will be satisfied by the issuance of new units upon vesting. In fact, a substantial number of phantom units that vested in 2003 and 2004 were satisfied without the issuance of units. These phantom units were settled in cash or withheld for taxes. See “1998 Long-Term Incentive Plan.” Any units not issued upon vesting will become “available for future issuance” under column (c).

(2)	Phantom unit awards under the 1998 LTIP vest without payment by recipients. See “1998 Long-Term Incentive Plan — Restricted Unit Plan.”

(3)	In accordance with Item 201(d) of Regulation S-K, this column (c) excludes the securities disclosed in column (a). However, as discussed in footnote (1) above, any phantom units represented in column (a) that are not satisfied by the issuance of units become “available for future issuance.” See “1998 Long-Term Incentive Plan.”

(4)	Although awards for units may from time to time be outstanding under the portion of the 1998 LTIP not approved by unitholders, all of these awards must be satisfied in cash or out of units purchased by our general partner and reimbursed by us. None will be satisfied by “units issued upon exercise/vesting.”

(5)	Awards for up to 413,750 phantom units may be granted under the portion of the 1998 LTIP not approved by unitholders; however, no common units are “available for future issuance” under the plan, because all such awards must be satisfied with cash or out of units purchased by our general partner and reimbursed by us.

(6)	Our general partner has adopted and maintains a Performance Option Plan for officers and key employees pursuant to which optionees have the right to purchase units from the general partner. The units that will be sold under the plan were contributed to the general partner by certain of its owners in connection with the General Partner Transition without economic cost to the Partnership. Thus, there will be no units “issued upon exercise/vesting of outstanding options.” Approximately 391,000 unit options have been granted out of the 450,000 units originally available under the plan. See footnote (8) below and “— Other Equity Grants.”

(7)	As of September 30, 2004, the strike price for all outstanding options under the Performance Option Plan is $16.39 per unit. The strike price decreases as distributions are paid. Future grants may include different pricing elements. See “— Other Equity Grants.”

(8)	In connection with the General Partner Transition, certain of the investors in our general partner contributed 450,000 subordinated units (now converted into common units) to our general partner to fund the Performance Option Plan. Options for approximately 388,000 units are currently outstanding and approximately 59,000 units are available for future option grants.

      For a narrative description of the material features of the 1998 LTIP and the Performance Option Plan, see “1998 Long-Term Incentive Plan” and “Certain Relationships and Related Transactions — Transactions with Related Parties — Performance Option Plan” in our Annual Report on Form 10-K/ A for the year ended December 31, 2003.

BOARD RECOMMENDATION

      OUR BOARD OF DIRECTORS BELIEVES THAT ALL FOUR OF THE PROPOSALS ARE IN THE BEST INTERESTS OF OUR COMMON UNITHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CLASS B LISTING PROPOSAL, “FOR” THE CLASS C LISTING PROPOSAL, “FOR” THE 2005 LTIP PROPOSAL AND “FOR” ANY PROPOSAL TO ADJOURN THE MEETING.

THE SPECIAL MEETING

Time and Place

      The special meeting will be held on January 20, 2005 at 10:00 a.m. local time at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002.

Purpose

      At the special meeting, our common unitholders will act upon the following proposals:

•	A proposal to approve (a) a change in the terms of our Class B common units to provide that each Class B common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class B Listing Proposal”). Upon approval of this proposal, any or all of the 1,307,190 outstanding Class B common units will convert into an equal number of common units upon the request of the holder of the Class B common units.

•	A proposal to approve (a) a change in the terms of our Class C common units to provide that each Class C common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class C Listing Proposal”). Upon approval of this proposal, any or all of the 3,245,700 outstanding Class C common units will convert into an equal number of common units upon the request of a holder of the Class C common units.

•	A proposal to approve the terms of our 2005 Long-Term Incentive Plan (the “2005 LTIP”), which provides for awards of common units, options to purchase common units and other rights to our employees, officers and directors (the “2005 LTIP Proposal”).

•	Any proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

Record Date

      Our general partner has fixed the close of business on November 23, 2004 as the record date for the determination of holders of units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such unitholders will be available for inspection in the offices of Plains All American Pipeline, L.P., 333 Clay Street, Houston, Texas 77002, during normal business hours upon written demand by any holder of our units.

Holders Entitled to Vote

      All of our common unitholders, Class B common unitholders and Class C common holders who owned such units at the close of business on the record date, November 23, 2004, are entitled to receive notice of the special meeting. The common unitholders are entitled to vote the common units that they held on the record date on all of the proposals. The holders of our Class B common units and Class C common units are entitled to vote any common units they held on the record date, but not their Class B or Class C common units, on the Class B Listing Proposal or the Class C Listing Proposal. However, the

holders of our Class B common units and Class C common units are entitled to vote all units that they held on the record date on the 2005 LTIP Proposal and on any proposal to adjourn the meeting.

      Each unitholder is entitled to one vote for each unit owned on all matters to be considered for which they are entitled to vote. On November 23, 2004, [          ] common units, 1,307,190 Class B common units and 3,245,700 Class C common units were issued and outstanding.

Vote Required

      The Class B Listing Proposal requires the approval of a majority of the votes cast by the holders of common units, provided that the total votes cast by the common unitholders on the proposal represents a majority of the common units entitled to vote. The Class C Listing Proposal requires the approval of a majority of the votes cast by the holders of common units, provided that the total votes cast on the proposal by the common unitholders represents a majority of the common units entitled to vote. The 2005 LTIP Proposal requires the approval of a majority of the votes cast by the holders of common units, the Class B common units and the Class C common units, voting as a single class, provided that the total votes cast by such unitholders on the proposal represents a majority of all units entitled to vote. The affirmative vote of the holders of at least a majority of the votes cast by the holders of the Class B common units, Class C common units and common units voting together as one class, present in person or represented by proxy at the special meeting is required to adjourn the meeting. A properly executed proxy submitted without instructions regarding how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Class B Listing Proposal, FOR the Class C Listing Proposal, FOR the 2005 LTIP Proposal and FOR any proposal to adjourn the special meeting. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. None of the Class B Listing Proposal, the Class C Listing Proposal or the 2005 LTIP Proposal is conditioned on the approval of any other proposal.

      An affiliate of Plains Resources holds 11,082,930 of our common units, constituting approximately 17.7% of our outstanding common units, and holds all 1,307,190 outstanding Class B common units. The Class C Investors own all 3,245,700 Class C common units. To our knowledge, the Class C Investors and their affiliates (other than Plains Resources, which has become affiliated with Vulcan Energy II, one of the Class C Investors) own 3,911,000 common units, constituting approximately 6.2% of our outstanding common units. Because these votes are not sufficient to approve any of the proposals, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

      Under New York Stock Exchange rules, brokers who hold common units in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of such common units with respect to non-routine matters, brokers cannot vote such common units with respect to the approval and adoption of such a proposal, known as a “broker non-vote.” Assuming that the votes cast on each of the proposals constitutes a majority of the votes entitled to be cast, a broker non-vote will not have any effect on such proposal since each proposal requires the support of only a majority of the votes cast.

Quorum

      If a majority of our outstanding common units on the record date is present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card.

      Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the special meeting.

Revocation of Proxies

      Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of GP LLC either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Solicitation

      The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by our partnership. In addition to the use of the mails, proxies may be solicited by employees of the GP LLC, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Company, Inc. to aid in the solicitation of proxies. We will pay to third parties a total of approximately $7,000, plus out of pocket expenses, for all of these services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Other Business; Adjournment and Postponement

      We currently are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned or postponed meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting. The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

Dissenter’s Rights

      We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.

HOUSEHOLDING MATTERS

      Common unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any common unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a common unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Secretary at (713) 646-4100 or write to us at 333 Clay Street, Suite 1600, Houston, Texas 77002, Attention: Secretary. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a common unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other common unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the common unitholder of record.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED DECEMBER 7, 2004. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

UNITHOLDER PROPOSALS

      Your common units do not entitle you to make proposals at the special meeting.

      Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders. Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a special meeting is proposed. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called. Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for any future special meeting must submit such proposal within a reasonable time before we begin to print and mail our proxy materials or it will be considered untimely.

      SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s web site at http://www.sec.gov. Our common units are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Tim Moore
Telephone: (713) 646-4100

      Our filings are also available on our website at http://www.paalp.com.

ANNEX A

PLAINS ALL AMERICAN

2005 LONG-TERM INCENTIVE PLAN

      SECTION 1.     Purpose of the Plan.

      The Plains All American 2005 Long-Term Incentive Plan (the “Plan”) has been adopted by Plains All American GP LLC, a Delaware limited liability company (the “Company”), the general partner of Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), and is intended to promote the interests of the Partnership and the Company by providing to employees, and directors of the Company and its Affiliates incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company, the Partnership and their Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership and their respective employers.

      SECTION 2.     Definitions.

      As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Restricted Unit, Phantom Unit or Unit Appreciation Right granted under the Plan, and may include any tandem DERs granted with respect to a Phantom Unit, Option or Unit Appreciation Right.

“Award Agreement” means the written agreement by which an Award shall be evidenced, and which may describe any terms, conditions, criteria, restrictions or other elements of such Award as determined by the Committee in its discretion.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board.

“DER” means a contingent right, granted in tandem with a specific Option, Unit Appreciation Right or Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Employee” means any employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date preceding the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) or (other than with respect to establishing the exercise price of an Option or Unit Appreciation Right) as defined in an Award Agreement. In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee, or Director granted an Award under the Plan.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline L.P., as it may be amended or amended and restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan that upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award or Unit may remain subject to restrictions established by the Committee, including without limitation a period during which such Award or Unit is subject to forfeiture or restrictions on transfer, or is not yet exercisable by or payable to the Participant, as the case may be. As the context requires the word “vest” and its derivatives refers to the lapse of some or all, as the case may be, of the restrictions imposed during such Restricted Period.

“Restricted Unit” means a Unit delivered under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of Unit on the exercise date over the exercise price established for such Unit Appreciation Right. Such excess may be paid in cash and/or in Units as determined by the Committee in its discretion.

      SECTION 3.     Administration.

      The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled (including settlement in cash), exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

      SECTION 4.     Units.

      (a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be actually delivered with respect to Awards under the Plan is 3,000,000. If any Award is forfeited, cancelled, exercised or otherwise terminated without the actual delivery of Units pursuant to such Award, including any Award under which Units are held back to cover the exercise price or tax withholding, such Units shall be available to satisfy future Awards under the Plan; provided, however, the issuance of a Restricted Unit will be an “actual delivery” for purposes of the preceding; thus, any Restricted Unit used to cover an exercise price or tax withholding obligation shall not become available to satisfy future Awards under the Plan. There shall not be any limitation on the number of Awards that may be granted and paid in cash.

      (b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing.

      (c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, change of control, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

      SECTION 5.     Eligibility.

      Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

      SECTION 6.     Awards.

      (a) Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but may not be less than the Fair Market Value of a Unit as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a

“cashless-broker” exercise through procedures approved by the Company, other securities or other property, a note (in a form acceptable to the Company), or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures. Except as otherwise provided in the terms of the Option Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant.

(iv) Option DERs. To the extent provided by the Committee, in its discretion, an Options Award Agreement may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Options Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

      (b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units or Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to the Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a Phantom Units Award Agreement may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a Restricted Units Award Agreement may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(iii) Forfeitures. Except as otherwise provided in the terms of the Restricted Units or Phantom Units Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination.

(iv) Lapse of Restrictions.

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(B) Restricted Units. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the relevant restrictions removed from his or her Unit certificate.

      (c) Unit Appreciation Rights. The Committee shall have the authority to determine the Employees and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each Award Agreement, whether DERs are granted with respect to such Unit Appreciation Right, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit

Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Right is granted but may not be less than the Fair Market Value of a Unit as of the date of grant.

(ii) Time of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which a Unit Appreciation Right may be exercised in whole or in part.

(iii) Forfeitures. Except as otherwise provided in the terms of the Unit Appreciation Right Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights.

(iv) Unit Appreciation Right DERs. To the extent provided by the Committee, in its discretion, a Unit Appreciation Rights Award Agreement may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Unit Appreciation Rights Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

      (d) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option or Unit Appreciation Right Award Agreement, an Option or Unit Appreciation Right may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including without limitation cash, other Awards, withholding of Units, cashless broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award Agreement.

(vii) Change of Control. If specifically provided in an Award Agreement, upon a change of control (as defined in the Award Agreement) the Award may automatically vest and be payable or become exercisable in full, as the case may be.

(viii) Substitute Awards. Awards may be granted under the Plan in substitution for similar awards held by individuals who become employees as a result of a merger, consolidation or acquisition by the Company or an Affiliate of another entity or the assets of another entity. To the extent permitted by section 409A of the Internal Revenue Code and the regulations thereunder, such substitute Awards may have exercise prices less than the Fair Market Value of a Unit on the date of such substitution.

      SECTION 7.     Amendment and Termination.

      Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (including without limitation requiring or allowing for an election to settle an Award in cash), provided no change, other than pursuant to Section 7(c), in any Award shall (i) materially reduce the benefit to Participant without the consent of such Participant or (ii) cause the Plan or such Award to fail to comply with the requirements of Section 409A of the Internal Revenue Code.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the

Plan or such Award; provided, however, that no such adjustment may be made that would cause the Plan or such Award to fail to comply with the requirements of Section 409A of the Internal Revenue Code.

      SECTION 8.     General Provisions.

      (a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

      (b) Tax Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

      (c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

      (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

      (e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

      (f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

      (g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

      (h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

      (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

      (j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

      (k) Participation by Affiliates. In making Awards to Employees employed by an entity other than by the Company, the Committee shall be acting on behalf of the Affiliate, and to the extent the Partnership has an obligation to reimburse the Company for compensation paid to Employees for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to the Affiliate, and, if made to the Company, shall be received by the Company as agent for the Affiliate.

      (l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

      (m) Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award to fail to comply with Section 409A of the Internal Revenue Code. The applicable provisions of Section 409A and the regulations thereunder are hereby incorporated by reference into and shall control over any Plan or Award Agreement provision in conflict therewith or that would cause a failure of compliance thereunder, to the extent necessary to resolve such conflict or obviate such failure.

      SECTION 9.     Term of the Plan.

      The Plan shall be effective on the date of its approval by the unitholders and shall continue until the earliest of (i) the date terminated by the Board or the Committee, or (ii) all available Units under the Plan have been paid to Participants, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date. Notwithstanding anything in the Plan to the contrary, no Awards may become vested, and no Units may be issued under the Plan, prior to the date the Plan is approved by the unitholders of the Partnership.

PROXY

PLAINS ALL AMERICAN PIPELINE, L.P.

SPECIAL MEETING — JANUARY 20, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PLAINS ALL AMERICAN GP LLC

     The undersigned, whose signature appears on the reverse, hereby appoints Phil Kramer and Tim Moore and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Plains All American Pipeline, L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on January 20, 2005 and at any and all adjournments thereof, on all matters that may properly come before the special meeting.

     Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of all items.

     Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid return envelope.

     If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

     YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP PLAINS ALL AMERICAN PIPELINE, L.P. AVOID ADDITIONAL EXPENSES.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

DETACH HERE

☒

PLEASE MARK VOTES
AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS OF PLAINS ALL AMERICAN GP LLC THE GENERAL PARTNER OF OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.	A proposal to approve (a) a change in the terms of our Class B common units to provide that each Class B common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

☐	☐	☐
FOR	AGAINST	ABSTAIN

2.	A proposal to approve (a) a change in the terms of our special units to provide that each Class C common unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

☐	☐	☐
FOR	AGAINST	ABSTAIN

3.	A proposal to approve the terms of our 2005 Long-Term Incentive Plan, which provides for awards of our common units and other rights to employees, officers and directors (the “2005 LTIP Proposal”).

☐	☐	☐
FOR	AGAINST	ABSTAIN

4.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals.

☐	☐	☐
FOR	AGAINST	ABSTAIN

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE

Date:                                        , 200

Name

Signature

Name

Signature

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

     IF YOU ARE A HOLDER OF CLASS B COMMON UNITS OR CLASS C COMMON UNITS, YOUR EXECUTION OF THIS PROXY CARD WILL INDICATE (A) YOUR VOTE OF ANY COMMON UNITS (BUT NOT CLASS B COMMON UNITS AND NOT CLASS C COMMON UNITS) HELD BY YOU ON THE RECORD DATE WITH RESPECT TO ITEMS 1 AND 2 ABOVE AND (B) YOUR VOTE OF ANY COMMON UNITS, CLASS B COMMON UNITS AND CLASS C COMMON UNITS HELD BY YOU ON THE RECORD DATE WITH RESPECT TO ITEMS 3 AND 4 ABOVE.